FIRST AMENDED AND RESTATED Limited Liability Partnership Agreement

of

AHIT Valfre, LLP

This First Amended and Restated Limited Partnership Agreement of AHIT Valfre, LLP, a Maryland limited liability partnership (this “Agreement”) is effective as of March ___, 2016 between AHIT Valfre GP, LLC, a Maryland limited liability company (the “General Partner” unless otherwise noted) and wholly-owned subsidiary of American Housing Income Trust, Inc., a Maryland corporation and reporting company under the rules promulgated by the United States Securities and Exchange Commission located at 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085, and the limited partner identified below in this introductory section (the “Limited Partner” or the “REIT Partner”). The General Partner and Limited Partner are sometimes collectively referred to as the “Partners” and individually as a “Partner.” AHIT Valfre, LLP is referred to herein as the “Partnership”.

WHEREAS, the Partners formed the Partnership pursuant to the Maryland Revised Uniform Partnership Act, on the terms and conditions set forth in the original Limited Partnership Agreement dated August 1, 2015 (the “Partnership Agreement”), and consistent with the Master UPREIT Formation Agreement (the “Master UPREIT Agreement”). This Agreement amends, restates, replaces and supersedes the Partnership Agreement; however, this Agreement is to be read consistent with the Master UPREIT Agreement since the intent of the Partners is to restructure the Partnership to accommodate the underwriting requirements of FirstKey Mortgage, LLC, and, at the same time, continue to honor the conversion rights of the original limited partners, but now as members of the Limited Partner.

WHEREAS, the Partners entered into the Master UPREIT Agreement to create an umbrella partnership real estate investment trust, or commonly referred to as an “UPREIT,” which since execution, has served as a subsidiary limited partnership of American Housing Income Trust, Inc. (“AHIT”). The Partnership acquired from the original limited partners – i.e., Valfre Holdings, LLC, an Arizona limited liability company, and James and Pamela Valfre (collectively referred to herein as the “Valfres”), those parcels of real property defined in the Master UPREIT Agreement as the “Valfre Properties” in exchange for Common Units in the Partnership. The Partnership directly owns, in full and in fee simple the Valfre Properties. The parties’ intent in forming the Partnership was to create a partnership designed to reduce risk and increase diversification of real estate holdings, and to seize an opportunity for estate and tax planning purposes. Under the Partnership Agreement, the general partner thereunder, i.e. AHIT, issued the Valfres put options to be exercised pursuant to the terms of the Partnership Agreement. The partners under the Partnership Agreement had agreed that the Valfres would be issued the following limited partnership interests under the Partnership Agreement, which now equate to the number of membership units held by the Valfres in the special purpose entity Operating Agreement for the Limited Partner:

Valfre Holdings, LLC 69,555

James A. Valfre 192,050

Pamela J. Valfre 38,421

WHEREAS, in order to meet the underwriting requirements of Lender, for purposes of identification of equity interests in the Partnership, the Partners agree that the General Partner retains a 1% equity ownership in the Partnership and the Limited Partner retains a 99% equity ownership in the Partnership, subject to the balance of the provisions of this Agreement. The respective interests of the General Partner and the Limited Partner are defined herein as the “Partnership Interests” or individually as a “Partnership Interest.”

WHEREAS, AHIT and the Valfres, and the General Partner and Limited Partner herein, have agreed to restructure the Partnership Agreement to accommodate the underwriting requirements of FirstKey Mortgage, LLC, but preserving the conversion rights of the Partnership Interests. In order to do so, the members of the Limited Partner, i.e. the Valfres, have been granted the conversion option into shares of restricted common stock of AHIT, subject to the Registration Rights Agreement, as amended, through their membership interest in the Limited Partner.

WHEREAS, the Partners have agreed to the definitions set forth below. Capitalized terms not otherwise set forth below shall have the meanings set forth in the Loan Documents identified below:

(a) “Creditors Rights Laws” means any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidator, dissolution, composition of other relief with respect to its debts or debtors.

(b) “Debt” means the outstanding principal amount of the Loan together with all interest unpaid thereon and all other sums due to Lender at any time under the Loan Documents.

(c) “Debt Service” means, with respect to any particular period of time, scheduled principal and interest payments under the Loan.

(d) “Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

(e) “Indebtedness” means, for any Person, any indebtedness or other similar obligation for which that Person is directly or indirectly obligated (by contract, operation of law or otherwise), including, without limitation: (i) all indebtedness of that Person for borrowed money, for amounts drawn under a letter of credit or for the deferred purchase price of property for which that Person, or its assets is liable; (ii) all unfunded amounts under a loan agreement, letter of credit or other credit facility for which that Person would be liable if those amounts were advanced thereunder; (iii) all amounts required to be paid by that Person by contract and/or as guaranteed payment (including, without limitation, any such amounts required to be paid to partners or Members and/or as a preferred or special dividend, including any mandatory redemption of shares or interests); (iv) all indebtedness directly or indirectly incurred and/or guaranteed by that Person (including, without limitation, contractual obligations of that Person); (v) all obligations under leases that constitute capital leases for which that Person is liable; and (vi) all obligations of that Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether that Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations that Person otherwise assures a creditor against loss.

(f) “Legal Requirements” means all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of any Governmental Authority affecting the Partnership or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to the Partnership, at any time in force affecting the Partnership or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

(g) “Lender” means FIRSTKEY MORTGAGE, LLC, a Florida limited liability company, and its successors and/or assigns with respect to the Loan.

(h) “Loan” means, collectively, the loan made by Lender to the Partnership pursuant to the Loan Documents together with all amendments, restatements, advancements and other modifications thereof.

(i) “Loan Cooperation Agreement” means that Loan Cooperation Agreement executed by Lender and the Partnership with respect to the Loan.

(j) “Loan Documents” mean, collectively, the Loan Cooperation Agreement and the Note, the Security Instrument, the Assignment of Management Agreement, the Guaranty, the Pledge Agreement, the Pledge Guaranty and all other documents executed and/or delivered in connection with the Loan.

(k) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(l) “Personal Property” means, individually and/or collectively (as the context requires), the “Personal Property” as defined in each applicable Security Instrument.

(m) “Pledge Agreement” means that Pledge and Security Agreement, dates as of the date hereof, by Pledgor in Lender’s favor, as it may be amended, restated, replaced, supplemented or otherwise modified from time to time, and pursuant to which 100% of the Equity interests in Borrower have been pledged to Lender as additional Security for the Debt.

(n) “Pledge Guaranty” means that Guaranty of the Debt, dated as of the date hereof, by Pledgor in Lender’s favor, as it may be amended, restated, replaced, supplemented or otherwise modified from time to time, and which is secured by the Pledge Agreement.

(o) “Pledgor” means collectively AHIT Valfre GP, LLC and AHIT Valfre Limiteds, LLC, i.e. the Partners.

(p) “Property” and/or “Properties” shall mean the real properties described on Exhibit C to this Agreement. Exhibit C hereto replaces Schedule B of the Master Agreement.

(q) “Security Instrument” and “Security Instruments” mean, individually and/or collectively (as the context requires), each first priority mortgage, deed of trust, deed to secure debt (or similar instrument), dated the date hereof, executed and delivered by the Partnership in Lender’s favor (or for Lender’s benefit, as applicable) as security for the Loan and encumbering the Property (or any portion thereof), as any such instrument may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of the Loan Documents.

Article I

Organization

1.1 Formation. The parties form the Partnership pursuant to the Act. The purpose and nature of the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit AHIT, at all times to be classified as a REIT and avoid the imposition of federal income and excise taxes on the General Partner or AHIT, unless AHIT ceases to qualify, or is not qualified, as a REIT for any reason or reasons; (ii) to enter into any partnership, joint venture, limited liability company or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged, directly or indirectly, in any of the foregoing; and (iii) to do anything necessary or incidental to the foregoing. Nothing in this Section 1.1 shall prevent AHIT from terminating its status as a REIT under the Code at any time (following which the proviso contained in clause (i) above shall no longer be applicable). Notwithstanding anything to the contrary herein, at all times prior to repayment of the Loan in full and the release or discharge of the Security Instrument, the sole purpose to be conducted or promoted by the Partnership is to engage in the following activities:

(a) the ownership, operation and maintenance of the Property, and activities incidental thereto;

(b) to enter into and perform its obligations under the Loan Documents;

(c) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property to the extent permitted under the Loan Documents; and

(d) to engage in any lawful act or activity and to exercise any powers permitted to limited liability partnerships under the laws of the State of Maryland that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

1.2 Powers. The Partnership shall have full power and authority to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, directly or through its ownership interest in other Persons, the power to (i) enter into, perform and carry out contracts of any kind, (ii) borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, (iii) acquire, own, manage, improve and develop real property, and (iv) lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of AHIT to continue to qualify as a REIT, (ii) could subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its securities or the Partnership; (iv) could violate in any material respects any of the covenants, conditions or restrictions now or hereafter placed upon or adopted by the General Partner pursuant to any of its agreements or applicable laws and regulations, or (v) could violate the terms of the Loan Documents or any operational limitations of the Partnership by virtue of its relationship with the Lender, as set forth herein.

1.3 Partnership Only for Partnership Purposes, and Single Purpose Entity. This Agreement shall not be deemed to create a joint venture or partnership between or among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership. Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, and the Partnership shall not be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the provisions of this Agreement and the Act. Furthermore, at all times prior to repayment of the Loan in full and the release or discharge of the Security Instrument, the Partnership shall not:

(a) engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

(b) acquire or own any assets other than (i) the Property, and (ii) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;

(c) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(d) own any subsidiary, or make any investment in, any Person;

(e) commingle its assets with the assets of any other Person;

(f) incur any indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (1) the Debt and/or (2) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided that indebtedness is (i) unsecured, (ii) not evidenced by a note, (iii) on commercially reasonable terms and conditions, and (iv) due not more than 60 days past the date incurred and paid on or prior to that date, and/or (3) Permitted Equipment Leases; provided, however, the aggregate amount of the indebtedness described in (2) and (3) shall not exceed at any time 3% of the outstanding principal amount of the Debt. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

(g) fail to maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party. The Partnership’s assets will not be listed as assets on the financial statement of any other Person; provided, however, the Partnership’s assets may be included in a consolidated financial statement of its affiliates (including Pledgor) provided (i) appropriate notation shall be made on those consolidated financial statements to indicate the separateness of the Partnership and those Person and to indicate that the Partnership’s assets and credit are not available to satisfy the debts and other obligations of those Persons or any other Person and (ii) those assets shall be listed on the Partnership’s and Pledgor’s own separate balance sheet. The Partnership will maintain its books, records, resolutions and agreements of official records;

(h) enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate, expect upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(i) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(j) assume or guaranty the debts or any other Person, hold itself out to be responsible for the debts of any other Person, otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(k) make any loans or advances to any Person;

(l) fail to file its own tax returns (unless prohibited by Legal Requirements from doing so);

(m) fail either to hold itself out to the public as legal entity separate and distinct from any other Person or to conduct its business solely its own name or fail to correct any known misunderstanding regarding its separate identity;

(n) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so after the payment of all operating expenses and Debt Service, but this covenant shall not require any equity owner to make additional capital contributions to the Partnership);

(o) without the unanimous written consent of all of its Partners (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause that entity to become insolvent, or (d) make an assignment for the benefit of creditors.

(p) fail to allocate shared expenses (including, without limitation, shared office space) of fail to use separate stationery, invoices and checks;

(q) fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so);

(r) acquire obligations or securities of the Partners, members, shareholders or other Affiliates, as applicable, or

(s) identify the Partners, members, shareholders or other Affiliates, as applicable, as a division or part of it.

1.4 Name. The Partnership shall not change (or permit to be changed) its (a) name, (b) identity (including its trade name or names), (c) principal place of business or (d) the Partnership’s structure, without notifying Lender of that change in writing at least 30 days prior to the effective date of the change and, in the case of a change in the Partnership’s structure, without first obtaining Lender’s prior written consent.

1.5 Principal Place of Business. The address of the registered office of the Partnership in the State of Maryland is located at 7 Saint Paul Street Suite 820 in Baltimore, Maryland 21202. The principal office of the Partnership is located at 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Maryland as the General Partner deems advisable. At all times prior to repayment of the Loan in full, the Partnership shall continue to engage in the businesses now conducted by it as and to the extent necessary for the ownership, maintenance, management and operation of the Property. The Partnership shall qualify to do business and shall remain in good standing under the laws of each jurisdiction as and to the extent required for the ownership, maintenance, management and operation of each Property.

1.6 Effective Date and Term. The Partnership formed pursuant to this Agreement shall be effective as of the date of this Agreement and shall continue for a term ending upon the Limited Partners execution of its conversion rights hereunder, unless earlier dissolved and terminated pursuant to the Act or any provision of this Agreement.

1.7 Waiver of Right to Dissolve or Terminate. Notwithstanding anything to the contrary contained herein (including, without limitation, Section 1.6 above), at all times prior to repayment of the Loan is full and the release or discharge of the Security Instrument, the Partnership and its Partners hereby waive their right to dissolve or terminate (and waive their right to consent to the dissolution or termination of) the Partnership or this Agreement, and shall not take any action towards that end, except upon the express prior written consent of Lender. Further, the death, retirement, incapacity, insanity, expulsion or resignation, bankruptcy, insolvency, dissolution or other similar proceeding of, or pertaining to, any Partner, or any other event or act causing dissolution of the Partnership pursuant to the Act or this Agreement, shall not constitute an event of liquidation, dissolution or termination of the Partnership or this Agreement, except upon the express prior written consent of Lender.

1.8 Names and Addresses of General Partner and Limited Partner. The names and addresses of the General Partner and Limited Partner are set forth at the beginning of this Agreement.

1.9 Power of Attorney. The Limited Partner hereby constitutes and appoints the General Partner, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(a) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates, documents and other instruments (including this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the General Partner deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Maryland and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (ii) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (iii) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; (iv) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to the terms herein, (v) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Partnership Interests, and (vi) communicate with any and all holders of Valfre Property Indebtedness as defined in the Master Agreement; and

(b) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner to amend this Agreement except in accordance with the provisions herein or as may be otherwise expressly provided for in this Agreement. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Limited Partners and assignees will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership.

Article II

Capital Contribution

2.1 General Partner. The General Partner shall contribute the consideration set forth in the Master UPREIT Agreement to the capital of the Partnership.

2.2 Limited Partner. The Limited Partner shall contribute the Valfre Properties to the capital of the Partnership.

2.3 Additional Limited Partners. The General Partner may admit additional Limited Partners to the Partnership on the payment of a capital contribution.

Article III

Allocation of Profits, Losses, and Distributions

3.1 Allocation of Profits and Losses. Net profits or losses of the Partnership (and their various items of income, expense, and credit for federal income tax purposes) shall be allocated to the General Partner with the Limited Partner retaining rights associated with the conversion option defined in Section 3.3, below.

3.2 Distribution of Cash. All cash remaining after paying the obligations incurred for the acquisition, operation, and development of Partnership properties, administrative costs, and capital expenditures and establishing a cash reserve considered suitable by the General Partner shall be distributed to each General Partner in accordance with that General Partner’s percentage interest in the Partnership at the time of distribution.

3.3 Conversion Option. Commencing on the day after the first anniversary of the Master UPREIT Agreement, each membership unit of the Limited Partner shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into the number of fully paid and nonassessable shares of common stock in AHIT on a 1:1 basis. The Partnership may require a member of the Limited Partner to convert his, her or its membership interest in the Limited Partner into the number of fully paid and nonassessable shares of common stock in AHIT after the first anniversary of the Master UPREIT Agreement. In order for a member of the Limited Partner to exercise his, her or its conversion right, it shall deliver to AHIT’s Transfer Agent written notice in the same or similar form as Exhibit B hereto that such holder elects to convert all or any number of its, his or her membership interest in the Limited Partner.

Article IV

Rights and Obligations of the General Partner

4.1 Management of Partnership. The management of the Partnership shall in all respects be the full and complete responsibility of the General Partner alone. The General Partner, as General Partner, shall devote to the management of the Partnership as much time as it, in its sole discretion, determines is reasonably necessary for the efficient operation of the Partnership. All decisions made for and on behalf of the Partnership by the General Partner shall be binding on the Partnership. Except as expressly provided otherwise in this Agreement, the General Partner (acting for and on behalf of the Partnership), in extension and not in limitation of the rights and powers given by law or by the other provisions of this Agreement, shall, in its sole discretion, have the full and entire right, power, and authority to manage the Partnership’s business, doing anything necessary, proper, or advisable to effectuate or further the purposes of the Partnership.

4.2 Limitation on General Partner’s Authority. Notwithstanding anything to the contrary contained in this Agreement, the General Partner shall not, without the consent of all of the other Partners,

(a) take any action in contravention of this Agreement or its amendments;

(b) take any action that would make it impossible to carry on the purposes of the Partnership, except the sale or other disposition of Partnership Interests or properties;

(c) confess a judgment against the Partnership; or

(d) amend this Agreement.

4.3 Certain Rights and Obligations of the General Partner. In addition to the provisions of section 4.1, to carry out the purposes of the Partnership, but subject to Section 1.3, the General Partner

(a) May purchase or sell any real estate interests for the Partnership and may execute on behalf of the Partnership all documents or instruments of any kind that the General Partner may deem appropriate in carrying out the purposes of the Partnership, including but not limited to construction contracts, mortgages, deeds, assignments, leases, subleases, management agreements, or other contracts of any kind or character or amendments to them, which relate to the affairs of the Partnership.

(b) Shall maintain complete and accurate books of account for the term of the Partnership, keeping the books at the General Partner’s offices and open to inspection after reasonable notice and request by any Limited Partner or authorized representative, at their expense, at any time during ordinary business hours, and retaining the final books and records of the Partnership for four years after the term of the Partnership ends.

(c) Shall provide each Limited Partner with (i) an annual financial statement within 90 days after December 31 of each calendar year, subject to any change in the fiscal year of the Partnership, indicating the financial position of the Partnership and (ii) a report containing information the General Partner deems necessary to prepare federal income tax returns and that shall be furnished by March 15 of each year.

(d) May purchase, at the Partnership’s expense, liability and other insurance to protect the Partnership properties and business.

(e) May enter into any loan agreement to borrow money necessary or desirable to conduct the Partnership’s business, including but not limited to loans to be used, in whole or in part, to acquire, construct, or operate the project. The General Partner is authorized to assign any portion or all of the Partnership properties and revenues derived from it to secure the borrowed money or loan agreements. Limited Partners shall have no personal liability for these borrowed amounts. In no event will any lender have the election to convert its position as a creditor into an equity interest in the Partnership or in the General Partner. The General Partner may make unsecured loans and advances to the Partnership. The interest on loans and advances made by the General Partner shall not exceed amounts that would be charged by unrelated banks (without regard to the General Partner’s financial abilities or guaranties) on comparable loans for the same purpose, and no fees, points, or other financing charges will be charged to the Partnership by the General Partner.

(f) Shall determine the extent that the property will be marketed, leased, sold, or otherwise disposed of.

(g) May lease equipment necessary to manage and operate the property on the terms and conditions it deems necessary and appropriate.

(h) Shall file a Certificate of Limited Partnership and any other necessary instruments required to qualify the Partnership to do business in the states where the Partnership conducts any activities or cause the limited partnership status of the entity to be recognized.

(i) May admit additional limited partners.

(j) May invest Partnership funds in its discretion until the funds are committed to Partnership activities, including retaining balances in interest-bearing or non–interest-bearing bank accounts.

(k) May sell, exchange, distribute, or otherwise dispose of some or all of the property or the project (even though doing so may cause a dissolution, winding up, and termination of the Partnership, subject to the restrictions in Section 1.7, above).

(l) Shall do any and all things necessary or appropriate to accomplish the purposes of the Partnership subject to the provisions of this Agreement. Any act considered by the General Partner to be within the scope of authority conferred by this Agreement and the Act shall be conclusively deemed to be so as long as any Limited Partner who has notice of the act does not object in writing within 30 days.

4.4 Reliance on Acts of General Partner. No financial institution or any other person, firm, or corporation dealing with the General Partner shall be required to ascertain whether it is acting in accordance with this Agreement, but shall be protected in relying solely on the assurance of and the execution of all instruments by the General Partner.

Article V

Transfer of Partnership Interests

5.1 General Partner. The General Partner shall not sell, assign, pledge, or otherwise encumber or dispose of its general partnership interest in the Partnership or any part of it, and any attempt to do so shall be null and void, unless doing so occurs after the Limited Partners’ exercise of its conversion rights herein.

5.2 Limited Partners. The interest of the Limited Partner shall not be assignable unless the General Partner consents in writing that such assignment does not interfere with AHIT’s status as a REIT.

5.3 Restrictions Upon Transfers of Interests. Notwithstanding anything to the contrary herein, at all times prior to repayment of the Loan in full and the release of discharge of the Security Instrument, the Partnership shall not allow transfers of direct or indirect ownership interests in or control rights over the Partnership that would violate the provisions of the Loan Documents, other than the Limited Partner’s member’s exercise of their respective conversion rights (as permitted by the Loan Documents).

Article VI

Death, Insanity, Bankruptcy, Incompetency, or Removal of a Partner

6.1 Withdrawal of Limited Partner. The Limited Partner may not withdraw from the Partnership unless otherwise allowed for under this Agreement. If the Limited Partner is adjudicated bankrupt, the Partnership shall not terminate, and the administrator or trustee, as the case may be, of the bankrupt Limited Partner shall become an assignee of the interest of that Limited Partner.

6.2 Withdrawal of General Partner. The General Partner may not withdraw from the Partnership without the express written consent of the Limited Partner.

6.3 Removal of General Partner. The Limited Partner shall have no right, power, or authority to remove the General Partner.

Article VII

Termination of Partnership

7.1 Termination. Subject to the limitations in Section 1.7, above, the Partnership shall dissolve on the expiration of the term specified in Section 1.6, by agreement of the Partners or on the sale of substantially all of the Partnership’s assets. On any such termination, the General Partner shall wind up the Partnership and apply and distribute its assets as provided in Section 3.2.

Article VIII

Indemnification

8.1 Indemnification of Limited Partner by General Partner. The General Partner agrees to indemnify and hold the Limited Partner harmless against any losses or claims arising as a result of any false statements appearing in any Certificate of Limited Partnership filed by the General Partner on behalf of the Partnership.

8.2 Subordination of Indemnification Obligations. Notwithstanding anything to the contrary contained herein, at all times prior to repayment of the Loan in full and the release or discharge of the Security Instrument, the Partnership’s obligation hereunder, if any, to indemnify its Partners is hereby fully subordinated to the Loan and the Loan Documents, and no indemnity payment from funds of the Partnership (as distinct from funds from other sources, such as insurance) of any indemnity hereunder, if any, shall be payable from amounts allocable to any other Person pursuant to the Loan Documents.

Article X

Miscellaneous

9.1 Governing Law. The Partnership and this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

9.2 Agreement for Further Execution. At any time, on the General Partner’s request, the Partners agree to sign, swear to, or acknowledge the certificate of limited partnership required by the Act; to sign, swear to, or acknowledge any amendment to or cancellation of the certificate whenever that amendment or cancellation is required by law; to sign, swear to, or acknowledge similar certificates or affidavits or certificates of a fictitious firm name, trade name, or the like (and any amendments or cancellations of them) required by the laws of Maryland or any other jurisdiction in which the Partnership does, or proposes to do, business and file these documents for record when the filing is required by law. This section shall not prejudice or affect the rights of Limited Partners to approve certain amendments to this Agreement as provided in Section 10.2.

9.3 Entire Agreement. This Agreement is to be read consistent with the Master UPREIT Agreement and Contribution Agreements by and between the parties to effectuate the intent of creating an UPREIT structure. This Agreement, and the related agreements identified in the preceding sentence, contain the entire understanding among the parties and supersedes any previous understanding and agreements between them respecting the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties to this Agreement, relating to the subject matter of this Agreement, that are not fully expressed in this Agreement.

9.4 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdictions in which the Partnership does business. If any provision of this Agreement or its application to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected by it, but rather shall be enforced to the greatest extent permitted by law.

9.5 Notices. Notices to Partners or to the Partnership shall be deemed to have been given when mailed by prepaid registered or certified mail and addressed as set forth in this Agreement or as set forth in any notice or change of address previously given in writing by the addressee to the addresser.

9.6 Further Action. The Partners shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

9.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

9.8 Counterparts. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

9.9 Fax Signatures. Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

9.10 Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

9.11 UCC Article 8 Opt-In. It is expressly agreed that: (i) each Partnership Interest in the Partnership is a “security” governed by Article 8 of the Uniform Commercial Code of the State of Maryland and any other applicable jurisdictions; (ii) this Agreement establishes the terms of such Partnership Interests; and (iii) such Partnership Interests shall be certificated in accordance with the form attached as Exhibit A.

9.11 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition. The restrictions, conditions and other limitations on the rights and benefits of the Limited Partners contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Limited Partners, are for the benefit of the Partnership and, except for an obligation to convey the Valfre Properties to the Partnership pursuant to the Master UPREIT Agreement, may be waived or relinquished by the General Partner, in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any Limited Partner, (ii) causing the Partnership to cease to qualify as a limited partnership, (iii) reducing the amount of cash otherwise distributable to the Limited Partners, (iv) resulting in the classification of the Partnership as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state “blue sky” or other securities laws; provided, further, that any waiver relating to compliance with the ownership limit or other restrictions in the Articles of Incorporation shall be made and shall be effective only as provided in the Articles of Incorporation.

9.12 Limitation to Preserve REIT Status. Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited, distributed or reimbursed by the Partnership to any REIT Partner or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the REIT Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any fiscal year so that the REIT Payments, as so reduced, for or with respect to such REIT Partner shall not exceed the lesser of: (i) an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of the REIT Partner’s total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (H) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the REIT Partner from sources other than those described in subsections (A) through (H) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or (ii) an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the REIT Partner’s total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the REIT Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments); provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the General Partner, reasonably determines, on the advice of counsel, that the receipt of such excess amounts shall not adversely affect the REIT Partner’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a fiscal year as a consequence of the limitations set forth herein, such REIT Payments shall carry over and shall be treated as arising in the following fiscal year(s). The purpose of the limitations contained herein is to prevent any REIT Partner from failing to qualify as a REIT under the Code by reason of such REIT Partner’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section shall be interpreted and applied to effectuate such purpose.

9.13 No Partition. No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

9.14 No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Partners, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership (other than as expressly set forth herein with respect to Indemnitees) shall have the right to enforce the right or obligation of any Partner to make capital contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or any of the Partners.

9.15 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the Limited Partners any rights whatsoever as vested stockholders of the General Partner, including without limitation any right to receive dividends or other distributions made to stockholders of the General Partner or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the General Partner or any other matter.

9.16 Construction. Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall include the other genders (unless the context otherwise requires), the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and other words of similar import refer to this Agreement as a whole (including all schedules and exhibits), the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

Each of the parties to this Agreement has executed and sworn to this Agreement or has caused this Agreement to be duly executed on its behalf by its duly authorized officer listed on the first page of this Agreement.

GENERAL PARTNER

AHIT Valfre GP, LLC, a Maryland limited liability company, by its member, American Housing Income Trust, Inc., a Maryland corporation.

/s/ Jeff Howard______________________

By: Jeff Howard

Its: Chief Executive Officer and President

LIMITED PARTNER

AHIT Valfre Limiteds, LLC, a Maryland limited liability company.

/s/ James A. Valfre___________________

By: James A. Valfre

Its: Authorized Member

Exhibit A

Certificate of Partnership Interest

LIMITED PARTNERSHIP Certificate

of

AHIT VALFRE, LLP

a Maryland limited liability partnership

Certificate No. _	__ % Partnership Interest

The undersigned, being the authorized member of the General Partner of AHIT Valfre, LLP, a Maryland limited liability partnership (the “Partnership”), hereby certifies that ______________________, a Maryland limited liability company, is a [Limited][General] Partner of the Partnership and owner of record of __% of the limited partnership interests in the Partnership, with the rights, preferences, and limitations of which as set forth in the First Amended and Restated Limited Liability Partnership Agreement, dated as of March _____, 2016, as amended from time to time (the “Agreement”), and the Master UPREIT Agreement, as defined in the Agreement, and as amended from time to time (the “Master Agreement”). Copies of the Agreement and Master Agreement are on file at the Partnership’s principal office and available for inspection and/or may be obtained without cost upon request from the Partnership. This Certificate is transferable only on the books of the Partnership by the holder hereof or by a duly authorized attorney upon surrender of this certificate properly endorsed and the transfer of this limited partnership interest is subject to restrictions as set forth in the Agreement and the Master Agreement, and the transfer of the related partnership rights may be effected only upon compliance with the terms, provisions and procedures as set forth in the Agreement.

Dated: March _11_ , 2016

By: /s/ Jeff Howard /s Name: Jeff Howard Title: Director, Chief Executive Officer and President of American Housing Income Trust, Inc., a Maryland corporation and sole member of AHIT Valfre GP, LLC

This certificate evidences a LIMITED PARTNERSHIP INTEREST in AHIT VALFRE, lLp and shall be a security for purposes of Article 8 of the Uniform Commercial Code of the State of MARYLAND. The securities represented by this certificate have been acquired for investment and haVE not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws. Without such registration, such securities may not be sold or otherwise transferred at any time whatsoever unless, in the opinion of counsel satisfactory to the PARTNERSHIP, (1) registration is not required for such transfer and (2) such transfer will not be in violation of the Act or applicable state securities laws, or any rule or regulation promulgated thereunder.

ANY SALE OR TRANSFER OF THESE LIMITED PARTNERSHIP INTERESTS OR ANY PART THEREOF, OR RECEIPT OF ANY CONSIDERATION THEREFOR, SHALL OCCUR IN COMPLIANCE WITH THE PROVISIONS OF THE AGREEMENT. ANY UNAUTHORIZED ASSIGNMENT OR TRANSFER SHALL BE VOID AB INITIO. BY ACCEPTANCE OF THIS CERTIFICATE AND, AS A CONDITION TO BEING ENTITLED TO ANY RIGHTS IN OR BENEFITS WITH RESPECT TO THE LIMITED PARTNERSHIP INTERESTS EVIDENCED HEREBY, A HOLDER HEREOF (INCLUDING ANY TRANSFEREE HEREOF) IS DEEMED TO HAVE AGREED, WHETHER OR NOT SUCH HOLDER IS ADMITTED TO THE PARTNERSHIP AS A SUBSTITUTED LIMITED PARTNER, TO COMPLY WITH AND BE BOUND BY ALL TERMS AND CONDITIONS OF THE AGREEMENT.

(REVERSE SIDE OF SHARE CERTIFICATE)

FOR VALUE RECEIVED, _____________________________________________________ hereby sells, assigns and transfers unto ___________________________________ a limited partnership interest represented by the within Limited Partnership Certificate, and does hereby irrevocably constitute and appoint_______________________ attorneys to transfer the said limited partnership interest on the books of the within-named Limited Partnership with full power of substitution in the premises.

Dated: ______________________

______________________________________

Exhibit B

Conversion Notice

To: American Housing Income Trust, Inc. or

Transfer Agent for American Housing Income Trust, Inc.

As a Member of AHIT Valfre Limiteds, LLC, a Maryland limited liability company (“AHIT Valfre Limiteds”), being the Limited Partner of AHIT Valfre, LLP, a Maryland limited liability partnership (“AHIT Valfre”), I hereby exercise my right under the AHIT Master UPREIT Agreement, as amended (“Master Agreement”) and the AHIT First Amended and Restated Limited Liability Partnership Agreement to convert _________ membership units in AHIT Valfre Limiteds into _________ shares of common stock in American Housing Income Trust, Inc. (“AHIT”) – a 1:1 exchange ratio. I represent, warrant, certify and agree that I am a Qualifying Party, as defined under the Master Agreement, and that I am, and at the closing of the conversion, will have good, marketable and unencumbered title to the membership unit in AHIT Valfre Limiteds, free and clear of the rights or interests of any other person or entity. I have the full right, power and authority to tender and surrender my membership units in AHIT Valfre Limiteds in consideration of the issuance of shares of common stock in AHIT. To the extent necessary, I have obtained the consent or approval of all persons and entities having the right to consent to or approve such tender and surrender.

Dated: __________________________

___________________________________________

Name of Member of AHIT Valfre Limiteds, LLC

________________________________

Street Address

__________________, _________ __________

City State Zip Code

____________________________

Social Security Number or EIN

APPROVED BY AHIT VALFRE LIMITEDS, LLC

By:_______________________

Its: _______________________

Dated: ____________________

APPROVED BY AMERICAN HOUSING INCOME TRUST

By:_/s/ Jeff Howard__________

Its: _CEO__________________

Dated: _March 11, 2016______

Exhibit C

Properties

Title Holder
Parcel 1	AHIT Valfre, LLP 7818 E. Apple Tree Dr. Tucson, AZ 85730
Parcel 2	AHIT Valfre, LLP 10565 S. Sage Hills Ct. Vail, AZ 85641
Parcel 3	AHIT Valfre, LLP 10372 E. Capercaillie St. Tucson, AZ 85747
Parcel 4	AHIT Valfre, LLP 7818 E. Apple Tree Dr. Tucson, AZ 85730
Parcel 5	AHIT Valfre, LLP 9651 E. Stonehaven Tucson, AZ 85747
Parcel 6	AHIT Valfre, LLP 10565 S. Sage Hills Ct. Vail, AZ85641
Parcel 7	AHIT Valfre, LLP 10565 S. Sage Hills Ct. Vail, AZ85641
Parcel 8	AHIT Valfre, LLP 10565 S. Sage Hills Ct. Vail, AZ 85641
Parcel 9	AHIT Valfre, LLP 10372 E. Capercaillie St. Tucson, AZ 85747